MG Smaller Companies 10f3

Transaction Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	WJ Communications Inc.	Stanford Micro Devices	RF Micro Devices
Underwriters

Chase, CIBC, Thomas Weisel,

Bank of America, CS First Boston, Dain Rauscher, Deutsche Bank,

DLJ, Merrill Lynch, Salomon

Smith Barney, Adams Harkness

Hill, Robert Baird, First Security

Van Kasper, Hoak Breedlove Wesneski, Legg Mason, Needham, Tucker Anthony

		Deutsche Banc Alex Brown, Banc of America Securities, CIBS World Markets, Robertson Stephens	Montgomery Securities, Hambrecht & Quist, Oppenheimer, etc., including Alex Brown and Deutsche Morgan Grenfell
Years of continuous operation, including predecessors	>3	>3	>3
Security	WJCI	SMDI	RFMD
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	No
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist/Oppenheimer & Co.	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/18/00	5/24/00	6/3/97

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 86,400,000.00	$ 48,000,000	$ 36,444,000
Total	$ 86,400,000.00	$ 48,000,000	$ 36,444,000

Public offering price	$ 16.00	$ 12.00	$ 12.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.12 (7%)	$ 0.84 (7%)	$ 0.84 (7%)

Shares purchased	300	n/a	n/a
$ amount of purchase	$ 4,800.00	n/a	n/a
% of offering purchased by fund	0.006%	n/a	n/a
% of offering purchased by associated funds*	0.283%	n/a	n/a
Total	0.289%	n/a	n/a